EXHIBIT 11.1


GPA

GPA

Code of Ethics



Message from the Management

At GPA, we have always had as principle the respect for laws and regulations, and commitment to ethics and integrity.

We all believe that by DOING THE RIGHT THING THE RIGHT WAY, we contribute to develop a sustainable business environment and a more just and supportive society. We understand that our success depends on our reputation and the relationship of trust between us, our customers and business partners.

In this Code, approved by the Board of Directors' meeting held on February 6th, 2020, we submit to our associates, customers, and partners the key GPA guidelines connected to the conduct of our business and the expected behavior of all those that have a relationship with us, both internally and externally.

At GPA we treat everyone with respect. We believe in inclusion and in promoting diversity in all its forms. We have as a value and premise the respect and valuation of people. Accordingly, we fight any kind of violence and do not tolerate any kind of discrimination, whether by age, gender, sexual orientation, race, color, disability, religion, marital status, nationality, and/or gender expression.

We believe that our relationship with all our different public of interest - customers, clients, associates, business partners, the government, shareholders - must be guided by ethics and transparency. Our associates and the third parties hired by GPA must interact with the government within the strictest compliance with the law, without any margin for undue favoritism.

Dear associate, we want to share this responsibility with you. Each of us, regardless of position or function, is personally responsible for knowing the contents of this Code and adhering to the values, principles and guidelines set forth herein. We also expect that you share with us your suggestions and concerns connected to our daily routine and our business. This is the spirit of our Group.

Board of Executive Officers


GPA

voltar
avançar

Presentation

At GPA, we believe that our success depends on what we build every day. Therefore, we are committed to conducting business with transparency, accountability, loyalty and ethics, and to positively influence those around us with good practices and principles.

Our values define us and guide us to be more and more present in the daily life of society, offering high-quality services and products.



GPA believes in the power...

- of customers' choice
- of simplification
- of impacting people
- of achieving things on every single day

In this Code of Ethics, you will find the most important principles and guidelines that guide our work and business decisions. It sets out the Group's expectations regarding the behavior of our leaders, managers, directors, and associates and is also applicable to our suppliers, business partners, and service providers.

Live and multiply our values. This makes a difference not only to have a healthy and mutually respectful environment, but to build together a more just, peaceful, and inclusive society.

GPA is a signatory to the Global Compact, an initiative promoted by the United Nations that has 10 universal principles in the areas of Human Rights, Labor, Environment, and Anticorruption.

Ombudsman and whistle-blowing/ complaints

Unlawful or unethical conducts at work are contrary to this Code. Accordingly, any suspicious activity should be reported to the Ombudsman Channel, regardless of the position or situation of the perpetrator. GPA, through its responsible areas, as set forth in the Policy of Consequences and Disciplinary Measures, is committed to investigate all reported situations with impartiality and total confidentiality, as well as to adopt the applicable measures and punishments with consistency. GPA guarantees anonymity of all reporting whistle-blowers.



Ombudsman (Monday to Saturday, from 8 am – 8 pm)

GPA	0800 555711	ouvidoria@gpabr.com
GPA Malls	0800 555711	ouvidoria@gpamalls.com
Multivarejo	0800 555711	ouvidoria@multivarejogpa.com.b
Compre Bem	0800 7773377	ouvidoria@comprebem.com.br
Assaí	0800 7773377	ouvidoria@assai.com.br

We will not tolerate any kind of retaliation against anyone who raises questions or blows the whistle in good faith. We want a work environment where everyone feels comfortable pointing out issues, having questions clarified, and sharing concerns. Therefore, besides having an Ombudsman Channel that guarantees the anonymity of all whistle-blowers, GPA shall treat all reports in an anonymous manner, under the care of a commission formed by well oriented people engaged in assuring the anonymity and acting in the prevention of any retaliation and discrimination of any kink against the whistle-blowers.

If you have questions about the contents of this Code, please talk to your manager. People Management, Legal, and Compliance areas can also help you.

For more details, please visit the Corporate Standard - Ombudsman Triggering and Investigation available on GPAdoc * or Archiva**

voltar avançar


GPA

Ethics Committees

At GPA we have the corporate Ethics Committee and an Ethics Committee in each of our Business Units. Such committees are responsible for managing this Code and must ensure that it becomes known by all associates and different audiences that have a relationship with us, as well as ensuring it is efficient and effective.

Contents

(click on the buttons below to navigate)


EU SOU UMA

GPA believes in

the Power of customers' choice

Everything we do is aiming at always being the first choice of our ***customers****.*

voltar ao sumário
voltar
avançar

Relationship with our customers

We treat our customers with respect. We fight any kind of violence and do not tolerate any kind of discrimination, whether by age, gender, sexual orientation, race, color, disability, religion, marital status, nationality, and/or gender expression. We are always ready to anticipate our customers' needs, understand them and meet their interests, requests, complaints and suggestions, either in person or via service channels.

We must offer high-quality products and services, within the best timing and in the best possible manner, ***reflecting the responsibility that characterizes our operations industry***. We only provide true information, with agility and transparency, aiming at building a relationship of trust with our customers. We act ethically in our business: we do not tolerate unduly favoring one customer to the detriment of another.

Each of our associates must be committed to consumer rights and comply with all laws applicable to their activities. We do not allow the use of our customers' information for any purpose without their express consent.


extra
extra

voltar ao sumário
voltar
avançar


retira
Faça sua compra
pelo site extra.
retira

GPA believes in the

Power of Simplification

*We simplify our discussions, processes and plans by being **pragmatic** to ensure that our actions are efficient and happen **quickly** and in the **right way**.*



Compliance with laws, regulations, and internal rules

We respect all domestic and international laws, principles, rules and regulations applicable to our business, observing the highest standard of business ethics. We ensure that our standards and procedures are known and respected by all. If any questions may arise, we should consult internal rules or the responsible departments and areas to ensure a suitable action.

Our leaders must always set an example of ethical and fair behavior while maintaining effective controls to prevent fraud and ensure compliance with laws and our standards.

> *Being simple does not mean giving up ethics and integrity.*
>
> *Do the right thing, do not create shortcuts!*

Anticorruption, fraud prevention, and money laundering

GPA does not allow or tolerate, and will punish all possible forms and situations of corruption, fraud or bribery, whether those offered or required, or for valuable things received, whether or not involving public officials. All our associates, including suppliers and service providers, must fully understand and comply with the Brazilian Anticorruption Law (Law No. 12,846 of 2013), the United States Foreign Corrupt Practices Act (FCPA), and the Sapin II French Anticorruption Law, as well as the Group's internal standards, policies and procedures. GPA, in turn, undertakes to update, disseminate, and offer training to such audiences.

GPA will not provide financial support or any kind of assistance to anyone involved in criminal activities. Nor will it provide any assistance in proceedings in which individuals or organizations seek to conceal resources from criminal activities or make them look lawful, in compliance with the Brazilian Law on Money Laundering Crimes (Law No. 9.613/1998).

> ***We believe that acting on a preventive basis, with everyone's help, is the best way to be effective in fighting irregular practices.***

For more details, see the Corporate Anticorruption Standard available in GPAdoc* or Arquiva**



voltar ao sumário | voltar | avançar



Internal controls and adequacy of accounting records

We act transparently and honestly with respect to our records and controls, which accurately reflect all financial and business transactions made, ensuring that they will be promptly transcribed in GPA's books and records. We guarantee the integrity of such transactions and do not accept in any event that they are carried out for fraudulent purposes or to cover any misappropriation of the Company's assets.

The authenticity and accuracy of our Group's accounting and financial information are the responsibility of all associated involved, who must ensure their quality, keep appropriate reports and supporting documentation. We fully cooperate with our external and internal auditors and do not tolerate any omission or falsification of our records to achieve goals and results.



Gifts, presents, travel and entertainment

We must not offer or accept gifts, presents, and invitations that are intended to influence or reward business decisions, exchange of favors, or undue advantages. Corporate gifts up to a certain amount and frequency, that must be reported to the manager, are acceptable. Gifts and hospitality above such limits - such as meal, travel, and entertaining invitations - received at a business or home address should also be reported to the manager.

You should avoid accepting products or gifts from suppliers. This generates conflict of interests.

For more details, visit the Corporate Standard - Gifts, Presents, Travel, and Entertainment available on GPAdoc* or Arquiva**

voltar ao sumário | voltar | avançar

Relationship with the public sector

We interact with government authorities in an ethical and transparent manner. We understand that any payment or offering, directly or indirectly, in cash or anything of value, to Public Agents aiming at influencing their activities or obtain undue advantages for their own or the Group's benefit is against the law. We cooperate with supervisions and investigations conducted by the Government.

We actively take part in Class Associations and recognize their importance and legitimacy for our business.

We understand that Class Associations must represent our interests and we trust that their interactions with the Government are always strictly in compliance with the law.

For more details, please refer to the Procedure to deal with supervisions and treatment of official documents and the Procedure of Relationship and covenants with the Government available on GPAdoc* or Arquiva*




SUPERMERCADOS
COMPRE BEM

Image and reputation

GPA's image and reputation are important factors to our customers and society. We must ensure respect for the name and good use of our brands. We protect our intellectual property and ensure that our trademarks, domains, and industrial designs are duly registered to prevent misuse by third parties. We do not allow employees and business partners to use or advertise the Group's corporate names, filed or registered trademarks, logos or any other distinctive signs without the express consent by our responsible areas.

For more details, please see the Corporate Standard - Corporate Reporting available on GPAdoc or Arquiva***

We must keep information under secrecy to protect our reputation.

Information security

We must keep in mind that the security of our Group's information is paramount to the smooth running of our business, to prevent fraud, crime, image damage and liability for misuse of information in an undue and unethical way. We must use the Company's tools and resources such as email, computers, Internet access, and cell phones responsibly and carefully.

We protect the Group's internal information. We treat our knowledge, trade secrets, business strategies and any financial or pricing information about our business with caution and confidentiality to ensure they will not be used to our detriment.

We are committed to the confidentiality of personal information of our associates, customers, and business partners, and we do not use or disclose their data without their express consent.

> ***Use our tools responsibly. Do not visit inappropriate websites.***

For more details, please visit the Information Security Guideline available on GPAdoc* or Arquiva**





Do not talk about work matters in public places. Avoid information leakage.

Privileged information

We do not allow associates to disclose GPA's confidential information to third parties, or to use it to gain undue advantage for themselves or third parties. The use of GPA's privileged information to gain undue financial advantage in trading on stock exchanges or other means is considered unlawful practice, and those involved may be subject to the penalties provided for in GPA's internal standards and also to criminal and/or administrative sanctions applied by the competent regulatory agencies.

For more details, please visit CBD's Securities Trading Policy available on GPAdoc* or Arquiva**

Use of goods and resources

To develop our activities, we have access to financial resources, tools and equipment that are GPA's property. We are responsible for the protection and conscientious use of such assets and resources, which must be used in an appropriate way and always for the sole benefit of GPA.

Manager, you are responsible for validating your budget and for managing your expenses. You should certify that every cost is reasonable, is directly related to the GPA's interests, and count on supporting documentation. All expenses must follow the internal standards, with the approval by the competent levels of responsibility, and the suitable payment processes.

For more details, access the Corporate Standard - Acceptable Use of Technology Resources and Corporate Standard - Expenses, available on GPAdoc* or Arquiva**


SAMSUNG
clube
extra

voltar ao sumário
voltar
avançar



GPA believes in the

Power to Impact people

We value and recognize our power to ***positively impact*** *the lives of thousands of people, building a* ***diverse and better society***.


mini
mercado
extra

Responsibility of our leaders and associates

Each of us is responsible for embodying GPA's values into our daily routine and in our decisions. Our leaders must lead by example, listening carefully to people, observing different opinions, reasoning, and ideas that represent a new way of learning and improving our processes.

We respect our associates. We encourage interaction and cooperation between the areas and associates of all Business Units, aiming at disseminating knowledge and best practices, raising our quality and productivity standards.

Commitment to promoting Diversity and Inclusion

We value our people and offer opportunities to all those who want to exercise their talents. We promote inclusion and value diversity and respect for people and their beliefs. We promote on a daily basis the best shopping experience for our customers, lasting and virtuous relationships with our partners, customers, and suppliers, as well as positive impacts on the communities and all audiences we have a relationship with.

For us, the representativeness and development of our associates are priorities. We understand that diversity is a value and also a lever of performance and socioeconomic innovation, besides being essential in a business that focuses on the customer.

We want to ensure a work environment with respect to differences, aiming at the well-being and personal fulfillment of each associate. ***We reject every and any form of discrimination for whatever reason. We ensure access to employment and professional development in the different work teams, as we assess people based exclusively on the competence of everyone, through clear assessment criteria and promoting equal opportunities, in addition to facilitating access to individual training.***

For more details, please see the Diversity Manual available on GPAdoc or Arquiva***



GPA does not tolerate any kind of discrimination, violence, or harassment. If you experience anything or become aware of such an attitude, you should blow the whistle.

Here at GPA we value the inclusion and development of people with disabilities, gender and racial equality, age diversity, and respect for the rights of LGBTQIA+ people.


PARTICIPE

Social organizations and movements

We promote a quality dialogue with the unions and other groups that represent our company's associates, striving for this practice to develop constructively, considering the mutual respect and the common interest of the company and its associates. We comply with applicable regulations in force and provide reliable information in a timely manner to associates' representatives and trade unions.

We do not belong to political groups or organizations, but we recognize their legitimacy. We respect the freedom of choice of our associates to join parties, unions and social movements, provided, however, they do not use the image or speak on behalf of GPA's companies.

Conflicts of interests

We expect our employees to act with ethics and integrity, respect for laws and internal standards, and always in the best interest of our companies and our customers. We trust our associates will act with loyalty to our Group and will not harm our business for the benefit of their personal interests, acting with transparency and loyalty when facing any conflict of interests.

Warning: you should always talk to your manager in the following situations:

- Personal investments and other jobs that might have any conflict with the interests of the Group or may hinder his/her as a GPA employee.
- Relationships of kinship or friendship that may result in undue favoritism.

> ***Never break laws and internal standards to meet goals. Otherwise, you would damage your own's and our company's reputation.***



For more details, please visit the Corporate Standard - Conflict of Interests available on GPAdoc or Arquiva***

Health, safety, and work environment

We want a safe and healthy working environment.

We follow the rules and procedures related to occupational health and safety, obey specific technical training for our job, use the appropriate safety equipment and avoid risk situations.

We encourage leaders and their teams to take inclusive actions and we do not accept inappropriate behavior at the workplace, which should be rebuked and immediately reported to the Ombudsman Channels.

Pay special attention to:

- Abuses of authority and harassment.
- Any kind of discrimination, whether by age, gender, sexual orientation, race, color, disability, religion, marital status, nationality, and/or gender expression.
- Rudeness or jokes about the conditions of other people; as well as lies or defamation about colleagues.
- Any type of weapon being carried.
- Smoking in a forbidden place; as well as use of alcohol, drugs or illegal substances.
- Gambling-related activities.

For more details, please visit the Corporate Standard - Occupational Safety and Health, available on GPAdoc or Arquiva***


minuto
Pão de Açúcar

voltar ao sumário
voltar
avançar

Relationship with the press and social media

Our relationship is based on trust and credibility with our customers, investors, associates, and business partners. Accordingly, we take care of our relationship with the press and social media so that our institutional information is treated and disclosed in an unbiased and appropriate manner, without any room for undue favors, and only by the spokespersons appointed by GPA.

We recognize the importance of social media in communication and stand for freedom of expression. The disclosure of public information about the Group's activities must always be done with judgment and responsibility by our associates.

For a correct assessment, the Corporate Communication area - which comprises Press Relations, External Communication and Corporate Marketing - must be involved in all external communication processes of GPA and its Business Units, ensuring alignment and sharing of communication guidelines. This includes interviews, official positioning about issues, sharing of GPA's data or any other materials, and taking part in lectures and events as representative of the Company.

For more details, please visit the Corporate Standard - Social Networking Conduct and Corporate Standard - Corporate Communication, available on GPAdoc or Arquiva***




Caixa

GPA believes in the

Power of achieving things every single day

*Our people are driven by the ability to **achieve**, to work together, to proudly lead market changes and thus **grow together** with our business, **building the future every day**.*

Relationship with suppliers, service providers, and business partners

All transactions and business must be geared to GPA's goals and values. We are committed to ***implementing fair, impartial and transparent business transactions and practices in the business relationships*** with our suppliers and partners. We demand that the partners be chosen to ensure the best interest of our Group, based on objective criteria, not allowing favors of any kind.

We repudiate slave or informal labor, child exploitation, and inhuman and degrading working conditions in our organization and in every link in our chain.

All our suppliers, service providers and business partners must comply with laws and regulations, know our values, and respect the ethical principles of this Code. We expect our partners to be responsible when handling confidential information they have access to during our business relationship.

For more details, please see the Corporate Standard - Indirect Goods Purchasing and the Corporate Standard - Management of Purchase Agreements of Goods and Services for Internal Use, available on GPAdoc or Arquiva***


GPA
Central de Distribuição

We must always be unbiased and transparent in choosing our trading partners.

We are aware of the social and environmental challenges of our supply chains and seek to help mitigate their impacts.

Relationship with shareholders and investors

We value and take good care of our shareholders' investments in order to generate growth and financial return, maximizing the value of our companies.

We practice the principle of transparency and adopt the best Corporate Governance practices. We are committed to the accuracy and integrity of the information disclosed in our Financial, Social and Environmental Statements, meeting the interests of our investors and other audiences.

Warning: business relationships between shareholders and Group companies are allowed, either as individuals or through other companies, provided that they follow the Policy on Transactions with Related Parties, with impartiality, transparency, ethics, competitiveness and no conflict of interests.


eu café
PRONTOS
PRA

For more details, please visit CBD's Policy on Disclosure and Use of Relevant Information, and the Policy on Transactions with Related Parties, available on GPAdoc* or Arquiva**


ASSAÍ
ATACADISTA

Relationship with the competition

We respect our competitors and we are committed to promoting fair and loyal competition in accordance with the Antitrust Law. We do not allow abuse of dominant position or arbitrary business practices, such as agreements to determine or control prices, determining operating territories, among others.

All information that GPA, through its leaders and associates, wishes to obtain from its competitors must be achieved by lawful, honest, ethical means and in accordance with applicable laws.


Estação de Reciclagem Pão de Açúcar Unilever
Descarte aqui seu material limpo e seco.
Descarte aqui
limpo e seco.
Não descarte aqui:
Descarte aqui apenas óleo de cozinha

Environmental responsibility

GPA is concerned about the environmental impacts resulting from its operations.

We are committed to the responsible and conscious use of natural resources, as well as their management, aiming at reducing the environmental impact caused by our activities. We work and guide our daily behavior to adopt best practices for environmental protection and compliance with environmental laws. We encourage efficiency in water and energy consumption, reduction of our greenhouse gas emissions, proper waste management and measures to prevent waste of food and material. We also promote conscious consumption for our customers through environmentally-friendly goods and services.


extra
MASSA

Engagement with society

We want to boost social, economic and cultural development. We do this through the GPA Institute (Instituto GPA), with institutional actions and together with our flags, guided by the social vocation of our brands. The initiatives undertaken cover topics such as healthy eating, job training and entrepreneurship support, as well as mobilization and promotion projects for music and education. We are committed to the communities close to our operations and engage our entire network of customers, associates, surrounding social entities and suppliers on this journey.

> *We want to contribute to the awakening of sympathy and individual and collective consciousness, fostering social changes.*

voltar ao sumário | voltar | avançar

Donations, contributions, and sponsorship

GPA makes donations or sponsorship transparently and responsibly. All donations or sponsorship must be recorded in accounting books of GPA and/or the GPA Institute and the beneficiary entities, and they may be reviewed and audited at any time by GPA's Responsible Department and Internal Audit.

It is forbidden to make any donation or sponsorship in exchange for undue favor or advantage, or for the purpose of bribery or of obtaining preferential treatment, which may generate conflict of interests, or seeking to influence the decision of a Public Agent that could in any way breach the provisions of Brazilian Law No. 12,846/13 ("Clean Company Law") or, specifically, the standards set forth in this Code of Ethics and the GPA Anticorruption Policy. It is also not acceptable to donate to and/or sponsor specific individuals, but rather only to beneficiary organizations, except as provided in the standards governing campaigns as approved by the Board of Executive Officers or approved by the Corporate Ethics Committee.

For more details, please visit the Corporate Standard - Donations, Contributions and Sponsorship, available on GPAdoc or Arquiva***

GPA makes voluntary commitments and is a signatory to principles and pacts developed by domestic and international institutions. Learn more at the GPA Institute website.

Instituto GPA



extra
ALIMENTANDO NOVAS
minuto
Pão de Açúcar
GPA

Donations to political parties and candidates are forbidden!

About this Code

This Code of Ethics, including its attached Policy of Consequences and Disciplinary Measures, that is an integrant part of this Code, does not claim to exhaust all subjects and possibilities mentioned herein, and should be used as a supplement and reference to the standards, policies and internal procedures of GPA and its Business Units.

To learn more about our Code of Ethics and our internal standards and procedures, please consult your unit's intranet or visit the institutional website.

References to GPA and our Group include all GPA Business Units, their branches and subsidiaries. All references made to associates include executive officers, directors, management members, and employees of GPA and its Business Units, branches and subsidiaries.

Those who practice acts that violate the GPA Code of Ethics or its essence will be subject to the applicable legal and administrative sanctions, as provided by civil, criminal, and labor laws.

About this Code

Pursuant to what set forth in the Policy of Consequences and Disciplinary Measures, the penalties applicable for breaching the provisions of the GPA Code of Ethics will be measured on a case by case basis, taking into consideration: (i) the nature and seriousness of the breach; (ii) the history of the offender, as well as his/her responsibilities; (iii) circumstances mitigating or aggravating the offense committed; (iv) the means used and the intended purposes; (v) the risks involved; and (vi) the possible consequences of the sanction. Applicable sanctions may be warning, suspension and even dismissal for cause of those associates involved.

In case of any breaching by suppliers of goods or services providers, the sanctions can be formal warning, suspension and even breach of contract.

This Code of Ethics does not create an employment relationship or any contractual right between GPA and its associates and/or third parties and business partners. This document is also not a guarantee of specific treatment in certain situations.

The guidelines set forth in this Code will apply on a case-by-case basis. Exceptions should be considered by the GPA Ethics Committee.

**GPAdoc is the online platform on which the entire GPA portfolio of policies and regulatory procedures is made available for consultation. It can be accessed through Workplace (through the Policies and Procedures group) or through Conecta Multivarejo (under Tools and Services> Policies and Procedures). Login is done with the registration number and the network password.*

***Arquiva is the online platform where the entire portfolio of policies and regulatory procedures of Assaí and Compre Bem is made available for consultation. Login is done with the registration number and the network password.*


mini
mercado extra
COMPRE BEM

GPA | multivarejo COMPRE BEM SUPERMERCADOS ASSAÍ ATACADISTA DESDE 1974 GPA Malls


GPA
extra
ATACADISTA
minuto
#GPA
multivarejo